Exhibit 10.23

FORM OF

LAZARD LTD 2005 BONUS PLAN

Section 1. Purposes. The purposes of the Lazard Ltd 2005 Bonus Plan (the “Plan”) are to attract, retain and motivate selected employees of Lazard Ltd (“Lazard”) and its subsidiaries (including, without limitation, Lazard LLC (anticipated to be re-named Lazard Group LLC in connection with the initial public offering of Lazard shares)) and affiliates (together with Lazard, and their and its successors, the “Firm”) in order to promote the Firm’s long-term growth and profitability.

Section 2. Administration.

(a) Role of Chief Executive Officer. Subject to Section 2(b) and applicable law and regulation, the Plan shall be administered by the Chief Executive Officer of Lazard (such Chief Executive Officer (or, if applicable, its permitted delegate pursuant to the next following sentence), the “Plan Administrator”). Subject to applicable law and regulation, the Plan Administrator may delegate to any person or group of persons any of its responsibilities and authority hereunder.

(b) Role of Compensation Committee. Notwithstanding Section 2(a), the Compensation Committee (the “Committee”) of the Board of Directors of Lazard (the “Board”) shall make all determinations regarding the compensation of the Chief Executive Officer of Lazard hereunder and shall make recommendations to the Plan Administrator with regard to the compensation of other executive officers of Lazard under the Plan. For purposes of the Plan, the term “Plan Administrator” shall be deemed to refer to the Committee to the extent the context or facts and circumstances relate to the compensation of the Chief Executive Officer of Lazard.

(c) Administrative Authority. The Plan Administrator shall have the sole discretion to (i) construe, interpret and implement the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations, and (iii) make all determinations necessary or advisable in administering the Plan. The determination of the Plan Administrator on all matters relating to the Plan or any amounts payable thereunder shall be final, binding and conclusive.

Section 3. Plan Year. The Plan shall operate for successive fiscal years of Lazard (each, a “Plan Year”). The first Plan Year shall be the 2005 fiscal year.

Section 4. Participation. During the first three months of each Plan Year, the Plan Administrator shall designate those individuals who shall be eligible to participate in the Plan for that Plan Year (the “Participants”). The Plan Administrator shall have the authority at any time during the Plan Year to add Participants to or to remove Participants from the Plan for that Plan Year. Designation as a Participant with respect to any Plan Year does not create a right to payment of a bonus hereunder for such Plan Year or to participation in a subsequent Plan Year.

Section 5. Determination of Bonus Amounts.

(a) Establishment of Bonus Pool. For each Plan Year, a bonus pool (the “Bonus Pool”) shall be established by the Chief Executive Officer, in consultation with the Committee. In determining the amount of the Bonus Pool, the Chief Executive Officer in consultation with the Committee shall take into account such measures of the Firm’s financial performance as it deems appropriate. Such measures may (but need not) include, but are not limited to, the Firm’s results of operations (based on any factors deemed appropriate by the Plan Administrator, including, without limitation, net income, pre-tax income, EBIT, EBITA, EBITDA, gross profit, operating profit, cash generation, net revenue, gross revenue, operating revenue, market share, earnings per share, return on equity, return on assets, return on capital, return on operating assets, cost saving levels, changes in working capital, transaction values and/or volumes, assets under management, investment performance, funds flow, stock price or Lazard’s stockholder return, and/or other measures of the Firm’s financial performance. In determining the Bonus Pool, the Plan Administrator in consultation with the Committee may also take into account a target maximum ratio of aggregate compensation and benefits expense for the Plan Year (including payments from the Bonus Pool) to annual revenue or income (or to similar measures of corporate profitability).

(b) Allocation of Bonus Pool. Except as provided below, the Plan Administrator shall in its sole discretion determine the allocation of the Bonus Pool for each Plan Year among the Participants, which allocation may be made at any time prior to payment of bonuses for such Plan Year pursuant to Section 6. Such determination may take into account any factors deemed appropriate by the Plan Administrator, including, without limitation, assessments of individual, subsidiary or division performance and input of the Firm’s management and of the Committee (which shall make recommendations to the Plan Administrator regarding compensation of Lazard’s executive officers). Notwithstanding the foregoing, the Committee shall determine the portion of the Bonus Pool to be allocated to the Chief Executive Officer of Lazard, and the Plan Administrator’s authority to allocate the Bonus Pool pursuant to this Section 5(b) shall apply to the remainder of the Bonus Pool. There is no requirement that the entire Bonus Pool for any Plan Year be allocated to Participants.

(c) Termination During Plan Year. If a Participant’s employment with the Firm terminates for any reason before the end of a Plan Year, unless otherwise determined by the Plan Administrator, such Participant shall not participate in the allocations of the Bonus Pool under the Plan, provided that if such termination is due to death or disability, such Participant shall (unless determined otherwise by the Plan Administrator) receive a prorated portion of the allocation (if any) that the Plan Administrator determines such Participant would have received under the Plan in the absence of such termination of employment.

Section 6. Payment of Bonus Amount; Voluntary Deferral. Each Participant’s bonus shall be payable by such Participant’s Participating Employer (as defined in Section 7(k)), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Plan Administrator, in cash and/or (subject to the approval of the Committee) an equity-based award of equivalent value (as determined by the Committee), with the cash portion paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant Plan Year. The cash portion shall be payable to a Participant in U.S. dollars or, if the Participant is located outside the United States, in U.S. dollars or local currency (as determined by the Plan Administrator) based upon such conversion rates as the Plan Administrator determines appropriate. Subject to applicable law and to approval by the Plan Administrator and to any requirements imposed by the Plan Administrator in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Firm, of part or all of any payments otherwise due under this Plan. Any equity-based award shall be subject to such terms and conditions (including vesting requirements and restrictive covenants) as the Committee may determine.

Section 7. General Provisions.

(a) Amendment; Termination. The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan, including in a manner that adversely affects the rights of Participants.

(b) Nonassignability; Designation of Beneficiaries. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution. Any assignment in violation of the provisions of this Section 7(b) shall be void.

(c) Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Firm for the Plan Year or thereafter or affect any right which the Firm may have to terminate such employment.

(d) Arbitration. Any dispute, controversy or claim between the Firm and any Participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by any Participant must first be submitted to the Plan Administrator in accordance with claim procedures determined by the Plan Administrator in its sole discretion. This Section is subject to the provisions of Section 7(e).

(e) Choice of Forum.

(1) THE FIRM AND EACH PARTICIPANT, AS A CONDITION TO SUCH PARTICIPANT’S PARTICIPATION IN THE PLAN, HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO THE PROVISIONS OF SECTION 7(d). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 7(e) has a reasonable relation to the Plan and to the relationship between such Participant and the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 7(d) and 7(e).

(2) The agreement by the Firm and each Participant as to forum is independent of the law that may be applied in the action, and the Firm and each Participant, as a condition to such Participant’s participation in the Plan (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Firm or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(e)(1), (iii) undertake not to commence any action arising out of or relating to or concerning this Plan in any forum other than the forum described in this Section 7(e) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Firm and each Participant.

(3) Each Participant hereby agrees, as a condition to such Participant’s participation in the Plan, to keep confidential the existence of, and any information concerning, a dispute described in Sections 7(d) or 7(e), except that a Participant may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

(4) Each Participant recognizes and agrees that prior to being selected by the Plan Administrator to participate in the Plan, such Participant has no rights hereunder. Accordingly, in consideration of a Participant’s selection to participate in the Plan, each Participant expressly waives any right to contest the amount of any bonus payable hereunder, the terms of the Plan, the amount of the Bonus Pool, any determination, action or omission hereunder by the Plan Administrator, Lazard, or the Board or any committee thereof, or any amendment to the Plan.

(f) Governing Law. ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

(g) Tax Withholding. In connection with any payments to a Participant or other event under the Plan that gives rise to a U.S. federal (or similar tax in the applicable non-U.S. jurisdiction) or other governmental tax withholding obligation relating to the amounts paid or payable under the Plan (including, without limitation, FICA tax or social security (or similar) contributions), (i) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Plan Administrator shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

(h) Right of Offset. The Firm shall have the right to offset, against the obligation to pay amounts to any Participant under the Plan, any outstanding amounts (including, without limitation, travel and entertainment expense, or advance account balances, loans, tax withholding amounts paid by the Firm or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the

Firm and any amounts the Plan Administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement.

(i) Non-Pensionable. Amounts payable under the Plan shall not be treated as pensionable earnings for purposes of any pension plan maintained by the Firm, unless explicitly provided otherwise in such plan.

(j) Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by Lazard, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. Lazard may share such information with any of its subsidiaries or affiliates or any person who obtains control of, or acquires, Lazard or any of its subsidiaries or affiliates.

(k) Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(l) No Third Party Beneficiaries. The Plan shall not confer on any person other than the Firm and any Participant any rights or remedies hereunder.

(m) Participating Employers. Each subsidiary of Lazard which employs a Participant shall adopt this Plan (a “Participating Employer”). Lazard LLC shall be deemed to have adopted this Plan effective as of the effectiveness of the Plan. Except for purposes of determining the amount of the Bonus Pool and the amount of each Participant’s bonus, this Plan shall be treated as a separate plan maintained by each Participating Employer and any obligation to pay a bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed and neither Lazard nor any other Participating Employer shall have any liability with respect to such amounts.

(n) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of Lazard, each Participating Employer, and their successors and assigns.

(o) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(p) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective as of                     , 2005, by Lazard, it has caused the same to be signed by its duly authorized officer this      day of                     , 2005.

LAZARD LTD

By:
Name:
Title: